Exhibit 99.1
For Release 7:30 AM Eastern Time, Tuesday, August 8, 2006
CUMULUS MEDIA INC.
Cumulus Reports Second Quarter 2006 Results
ATLANTA, GA, August 8, 2006 — Cumulus Media Inc. (NASDAQ-GS: CMLS) today reported financial results for the three and six months ended June 30, 2006.
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
As Reported:	2006	2005	Change	2006	2005	Change
Net revenues	$87,342	$87,440	(0.1)%	$162,611	$159,563	1.9%
Station operating expenses (1)	55,163	54,715	0.8%	108,731	105,233	3.3%
Station operating income (2)	32,179	32,725	(1.7)%	53,880	54,330	(0.8)%
Station operating income margin (3)	36.8%	37.4%		33.1%	34.0%
Adjusted EBITDA (4)	27,664	28,875	(4.2)%	45,180	46,735	(3.3)%

Income (loss) per common share:
Basic income (loss) per common share	$.08	($.07)		$.09	($.06)
Diluted income (loss) per common share	$.08	($.07)		$.09	($.06)

Free cash flow (5)	$18,134	$20,840	(13.0)%	$28,717	$31,685	(9.4)%

Pro Forma
Net revenues	$87,342	$85,934	1.6%	$162,611	$158,057	2.9%
Station operating income (2)	32,179	32,796	(1.9)%	53,880	54,401	(1.0)%
Station operating income margin (3)	36.8%	38.2%		33.1%	34.4%
Adjusted EBITDA (4)	27,664	28,946	(4.4)%	45,180	46,806	(3.6)%

(1)	Station operating expense in for the three and six months ended June 30, 2005 excluded $13.6 million in non-cash contract termination charges.

(2)	Station operating income consists of operating income before non-cash contract termination costs (benefit), gain on assets transferred to CMP, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring charges (credits) and impairment charges. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(3)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(4)	Adjusted EBITDA is defined as operating income before impairment charges, non-cash contract termination costs (benefit), gain on assets transferred to CMP, depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(5)	Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

Results of Operations
Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005
Net revenues for the second quarter decreased slightly from $87.4 million in 2005 to $87.3 million in the second quarter 2006, a 0.1% decrease, resulting from the contribution the Company’s Houston and Kansas City stations to its affiliate, Cumulus Media Partners, LLC (“CMP”) on May 3, 2006.
Station operating expenses increased from $54.7 million to $55.2 million, an increase of 0.8% from the second quarter of 2005, the result of general expense increases across the Company’s station platform. This increase was mitigated by the expenses associated with the Houston and Kansas City stations contributed to its affiliate, Cumulus Media Partners LLC, on May 3, 2006.
Station operating income (defined as operating income before non-cash contract termination costs (benefit), gain on assets transferred to CMP, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring charges (credits) and impairment charges) decreased from $32.7 million to $32.2 million in the second quarter of 2006, a decrease of 1.7% from the second quarter of 2005, for the reasons discussed above.
On a pro forma basis, which excludes the May-June 2005 results of the stations contributed to CMP, net revenues for the three months ended June 30, 2006 increased $1.4 million to $87.3 million, an increase of 1.6% from the same period in 2005, due to organic growth across the station platform. Pro forma station operating income decreased 1.9% from the same period in 2005, the result of general expense increases across the station platform..
Corporate expenses for the three months ended June 30, 2006 increased over the comparative period in 2005 primarily due to legal costs and increased personnel costs associated with the management of CMP, and increased stock compensation expense.
Non-cash stock compensation expense increased to $3.6 million for the three months ended June 30, 2006, as compared with $1.7 million non-cash stock compensation expense in the prior three month period. Non-cash stock compensation recorded in the current period is primarily comprised of 1) expense associated with grants of restricted shares of Class A Common Stock awarded to certain senior officers of the Company during the second quarter of 2005 and the first quarter of 2006; and 2) the effect of adopting FAS123R effective January 1, 2006, as required under GAAP.
Interest expense increased by $2.5 million or 37.8% to $9.1 million for the three months ended June 30, 2006 as compared with $6.6 million in the prior year’s period. This increase was primarily due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current quarter due to the Company’s share repurchases, partially offset by a $0.3 million gain recorded in the current quarter as a decrease to interest expense related to the adjustment of the fair value of certain derivative instruments.
Income tax expense decreased $2.9 million to $4.1 million compared to $7.0 million during the second quarter of 2005. Tax expense incurred during both periods, which is comprised entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the periods. Commencing January 1, 2006, the Company is using the annual effective rate method in determining its quarterly income tax expense; previously it utilized the discrete method.
The basic and diluted income per common share was $0.08 for the three months ended June 30, 2006 as compared with a basic and diluted loss per common share of ($0.07) during the prior period.
Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005
Net revenues for the six months ended June 30, 2006 increased $3.0 million to $162.6 million, a 1.9% increase from the same period in 2005, primarily as a result of organic growth over the Company’s existing station platform, reduced by the contribution of the Company’s Houston and Kansas City stations to its affiliate, Cumulus Media Partners, LLC (“CMP”) on May 3, 2006.
Station operating expenses in the first six months of 2006 increased $3.5 million to $108.7 million, an increase of 3.3% over the same period in 2005, primarily as a result of expenses associated with operation of station acquired during the first six months of 2005 (and therefore only operated in part of that period but in the first four months of period ended June 30, 2006) and general expense increases associated with operating the Company’s station portfolio. Station operating income decreased $0.5 million to $53.9 million, a decrease of 0.8% from the same period in 2005, for the reasons discussed above.
On a pro forma basis, which excludes the May-June 2005 results of the stations contributed to CMP, net revenues for the six months ended June 30, 2006 increased $4.6 million to $162.6 million, an increase of 2.9% from the same period in 2005, due to organic growth across the station platform. Pro forma station operating income decreased 0.5% from the same period in 2005.
Corporate expenses for the six months ended June 30, 2006 increased by $6.5 million over the comparative period in 2005 primarily due to legal costs and increased personnel costs associated with the management of CMP, and increased stock compensation expense.

Non-cash stock compensation expense increased to $7.1 million for the six months ended June 30, 2006, as compared with $1.7 million non-cash stock compensation expense in the prior six month period. Non-cash stock compensation recorded in the current period is primarily comprised of 1) expense associated with grants of restricted shares of Class A Common Stock awarded to certain senior officers of the Company during the second quarter of 2005 and the first quarter of 2006; and 2) the effect of adopting FAS123R effective January 1, 2006, as required under GAAP.
Interest expense increased by $3.9 million or 33.1% to $15.7 million for the six months ended June 30, 2006 as compared with $11.8 million in the prior six month period. This increase was primarily due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current year, principally the result of the Company’s share repurchase program.
Income tax expense decreased $8.1 million to $5.4 million during the six months ended June 30, 2006, as compared with $13.5 million during the prior year. Tax expense incurred in the current and prior year, comprised entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the periods.
The basic and diluted income per common share was $0.09 for the six months ended June 30, 2006 as compared with a basic and diluted loss per common share of ($0.06) during the prior period.
Share Repurchase Program
In June, 2006, the Company successfully completed a self-tender offer and purchased 11.5 million shares of its outstanding Class A Common Stock at a price per share of $11.50, for approximately $132.3 million. In conjunction with the tender offer, the Company purchased 5.0 million shares of Class B Common Stock from affiliates of Banc of America at a price of $11.50 per share, or approximately $57.5 million.
In addition, during July, 2006, pursuant to a previously announced Board-approved share repurchase program, the Company bought 327,500 shares on the open market. As of July 31, 2006, 43,150,857 shares of common stock were outstanding.
New $850.0 Million Credit Facility
On June 7, 2006, the Company entered into a new $850 million credit facility, which provides for a $100.0 million six-year revolving credit facility and a seven-year $750.0 million term loan facility in the aggregate principal amount of $750.0 million. The proceeds were used by the Company to repay all amounts outstanding under its existing credit facilities (approximately $588.2 million) and to purchase the shares of Class A Common Stock pursuant to the tender offer and Class B Common Stock pursuant to the agreement with the affiliates of Banc of America Capital Investors as discussed above.
Susquehanna Radio Acquisition
On May 5, 2006, the Company announced that the previously announced acquisition of the radio broadcasting business of Susquehanna Pfaltzgraff Co. by CMP was completed. The purchase price was approximately $1.2 billion.
Susquehanna Radio’s radio broadcasting business consisted of 33 radio stations in 8 markets including: San Francisco, Dallas, Houston, Atlanta, Cincinnati, Kansas City, Indianapolis and York, Pennsylvania. CMP is a private partnership created by the Company, Bain Capital Partners, The Blackstone Group and Thomas H. Lee Partners to acquire the radio broadcasting business of Susquehanna Pfaltzgraff.
In connection with the formation of CMP, the Company contributed four radio stations (including related licenses and assets) in the Houston, Texas and Kansas City, Missouri markets and approximately $6.3 million in cash in exchange for membership interests in CMP. In addition, upon consummation of the acquisition, the Company received a payment of approximately $3.5 million as consideration for advisory services provided in connection with the acquisition. The payment was recorded by the Company as a reduction in Cumulus’s investment in CMP. The Company recorded a gain on assets transferred to CMP of approximately $2.5 million.
For the three and six months ended June 30, 2006, the Company recorded approximately $2.5 million as equity in loss of affiliate. This amount is presented as part of nonoperating income (loss) on the accompanying unaudited consolidated statement of operations.
Concurrently with the consummation of the acquisition, the Company entered into a management agreement with a subsidiary of CMP, pursuant to which the Company’s management will manage the operations of CMP’s subsidiaries. The agreement provides for the Company to receive a management fee that is expected to be approximately 1% of the subsidiaries’ annual EBITDA or $4.0 million, whichever is greater. For the three and six months ended June 30, 2006, the Company recorded as net revenues approximately $0.6 million in management fees from the agreement.
Leverage and Financial Position
Capital expenditures for the three and six months ended June 30, 2006 totaled $2.2 million and $5.9 million, respectively. Capital expenditures during the quarter were comprised of $1.8 million of expenditures related to the consolidation of or purchase of studio facilities and tower structures and $0.4 million of maintenance capital expenditures. For the full year of 2006, the Company expects capital expenditures to total $8.0 million.
Leverage, defined under the terms of the Company’s credit agreement as total indebtedness divided by trailing 12-month Adjusted EBITDA as adjusted for certain non-recurring expenses, was 7.84 times at June 30, 2006.
Outlook
The following statements and data are based on current expectations. These statements are forward looking and actual results may differ materially.
Cumulus expects third quarter 2006 station operating expenses to grow by 2.0%. The following table summarizes selected projected financial data for the third quarter of 2006 (dollars in thousands):

Estimated
Q3 2006
Depreciation and amortization	$4,400
LMA fees	40
Non-cash stock compensation	3,600
Interest expense	13,500
Interest income	104
Equity loss (CMP)	(2,130)
Effective Tax Rate	68.0%
Non-GAAP Financial Measures
Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before non-cash contract termination costs (benefit), gain on assets transferred to CMP, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring charges (credits) and impairment charges. Adjusted EBITDA is defined as operating income before impairment charges, non-cash contract termination costs (benefit), gain on assets transferred to CMP, depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures.
Station Operating Income
Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes non-cash contract termination costs (benefit) as the charge (benefit) will never represent a cash obligation to the Company’s station operations. The gain on assets transferred to CMP is excluded as no cash was or is anticipated to be received for these assets. Management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio. Finally, management excludes non-cash stock compensation and restructuring charges (credits) and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.

Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates, that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is the primary measure that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it to determine the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which will be utilized by its management and its Board.
Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes non-cash contract termination costs (benefit) as the charge will never represent a cash obligation to the Company. The gain on assets transferred to CMP is excluded as no cash was or is anticipated to be received for these assets. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Finally, management excludes non-cash stock compensation, restructuring charges (credits) and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.

As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are “forward-looking” statements, which are statements that relate to Cumulus Media Inc.’s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all pending acquisitions and divestitures, Cumulus Media, directly and through its investment in Cumulus Media Partners, owns or operates 345 radio stations in 67 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ Global Select Market under the symbol CMLS.
Cumulus Media Inc. will host a teleconference later today at 11:00 AM Eastern Time to discuss second quarter results. To access this teleconference live, please visit the Company’s web site at www.cumulus.com or dial (800) 817-2743 for both domestic and international callers. Immediately after completion of the call, a replay can be accessed until 11:59 PM EST August 22, 2006. Domestic and international callers can access the replay by dialing (888) 203-1112, pass code 9875894.
For further information, please contact:
Marty Gausvik            (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Net revenues	$87,342	$87,440	$162,611	$159,563

Operating expenses:
Station operating expenses, excluding depreciation amortization and LMA fees (including non-cash termination costs of $0 in 2006 and $13,571 for the three and six months in 2005)	55,163	68,286	108,731	118,804
Depreciation and amortization	4,513	5,455	9,326	10,812
Gain on Assets transferred to affiliate	(2,548)	—	(2,548)	—
LMA fees	192	198	397	546
Corporate general and administrative (including non-cash stock compensation expense for the three months of $3,565 and $1,697 respectively, and for the six months of $7,068 and $1,668 respectively)	8,080	5,547	15,768	9,263
Restructuring charges (credits)	—	(215)	—	(215)

Total operating expenses	65,400	79,271	131,674	139,210

Operating income	21,942	8,169	30,937	20,353

Nonoperating income (expense):
Interest expense	(9,059)	(6,575)	(15,729)	(11,796)
Interest income	159	459	303	793
Losses on early extinguishment of debt	(2,284)	—	(2,284)	—
Other income (expense), net	525	(19)	162	(21)

Total nonoperating expense, net	(10,659)	(6,135)	(17,548)	(11,024)

Income before income taxes	11,283	2,034	13,389	9,329

Income tax expense	(4,100)	(7,008)	(5,350)	(13,480)

Equity in loss of affiliate	(2,487)	—	(2,487)	—

Net income	$4,696	($4,974)	$5,552	($4,151)

Basic and diluted income per common share:
Basic income (loss) per common share	$.08	($.07)	$.09	($.06)

Diluted income (loss) per common share	$.08	($.07)	$.09	($.06)

Weighted average basic common shares outstanding	58,459	69,128	59,262	69,108

Weighted average diluted common shares outstanding	59,698	69,128	60,614	69,108

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and station operating income (dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating income	$21,942	$8,169	$30,937	$20,353
LMA fees	192	198	397	546
Gain on Assets transferred to affiliate	(2,548)	—	(2,548)	—
Depreciation and amortization	4,513	5,455	9,326	10,812
Non-cash expenses, including stock compensation, restructuring and contract termination costs	3,565	15,053	7,068	15,024

Adjusted EBITDA	27,664	28,875	45,180	46,735
Other corporate general and administrative	4,515	3,850	8,700	7,595

Station operating income	$32,179	$32,725	$53,880	$54,330

The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow (dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating income	$21,942	$8,169	$30,937	$20,353
Add:
Non-cash expenses, including stock compensation, restructuring and contract termination costs	3,565	15,053	7,068	15,024
Depreciation and amortization	4,513	5,455	9,326	10,812
Gain on Assets transferred to affiliate	(2,548)	—	(2,548)	—
Less:
Interest expense, net of interest income	(8,900)	(6,116)	(15,426)	(11,003)
Maintenance capital expenditures	(438)	(1,721)	(640)	(3,501)

Free cash flow	$18,134	$20,840	$28,717	$31,685

No cash was paid for income taxes during the three and six months ended June 30, 2006 or 2005.

CAPITALIZATION
(dollars in thousands)

June 30,
2006
Actual
Net Debt to total capitalization:
Cash and cash equivalents	$13,027
Long-term debt, including current maturities:
Bank debt	779,750
Total stockholders’ equity	388,967

Total capitalization	$1,181,744

Ratio	1.54

Net debt to TTM Pro Forma Adjusted EBITDA Ratio:
Funded debt as of June 30, 2006	$779,750
Plus: Net cash proceeds from acquisitions and dispositions	—
Less: Cash balance as of June 30, 2006	(13,027)

Net debt as of June 30, 2006	766,723

Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA (includes the results of all pending acquisitions and excludes Non-cash stock compensation of $7,068)	97,740

Ratio	7.84